UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 29, 2009

(Date of earliest event reported)

MF Global Ltd.

(Exact name of registrant as specified in its charter)

Bermuda

(State or other jurisdiction of incorporation)

001-33590	98-0551260
(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)

(441) 295-5950

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2009, MF Global Ltd. ( “MF Global”) entered into an amended and restated employment agreement with J. Randy MacDonald, Chief Financial Officer, and on October 5, 2009, MF Global entered into an amended and restated employment agreement with Laurence O’Connell, Managing Director of Asia/Pacific Operations (collectively, Messrs. MacDonald and O’Connell being the “Executives”). As part of its ongoing compensation review process, the Compensation Committee of the Board of Directors of MF Global evaluated the existing employment agreements and determined that it was in the best interest of MF Global, its shareholders and the Executives to enter into amended and restated employment agreements with the Executives. The amended and restated employment agreements replace the existing employment agreements with these executive officers.

For Mr. MacDonald, the amended employment agreement expires on March 31, 2012 and for Mr. O’Connell, the amended employment agreement expires on March 31, 2011. MF Global may elect to extend the term of Mr. MacDonald’s agreement for successive two year periods on six months’ advance notice and may extend the terms of Mr. O’Connell’s agreement for successive one year periods on three months’ advance notice.

If the Executive’s employment terminates in connection with the non-renewal of the employment agreement, MF Global is not obligated to pay any cash severance payments but the Executive will receive the bonus earned for the year ending on the expiration of the agreement. For Mr. MacDonald, any service-based vesting and non-performance-based exercise conditions for equity awards paid as part of the bonus for the two years prior to a termination in connection with the non-renewal of the agreement will be deemed satisfied unless the agreement is not extended at Mr. MacDonald’s election, in which case a portion of such awards may be forfeited. For Mr. O’Connell, the service-based vesting conditions for equity awards paid as a part of the Executive’s bonus will vest on a pro-rata basis, unless the agreement is not extended at the Executive’s election, in which case a portion of such awards may be forfeited.

Under the terms of the Executives’ amended agreements, if the Executive is terminated without “cause” or resigns for “good reason,” he is entitled to: (i) a pro rata bonus for the year in which such termination occurs based on achievement of the actual performance goals; (ii) a lump sum cash severance payment equal to a multiple of base salary and annual target bonus (two times for Mr. MacDonald and one times for Mr. O’Connell); (iii) lapse of all service-based vesting and non-performance-based exercise conditions on outstanding equity awards; (iv) for up to 18 months, a monthly cash payment equal to the applicable COBRA premiums (net of any employee contribution) required to continue his health benefits, if he is a U.S. employee; and (v) continued life insurance coverage (up to two years for Mr. MacDonald and up to one year for Mr. O’Connell).

Upon a termination due to death or disability, the Executive is entitled to the benefits described in (i) and (iii) described in the previous paragraph and a lump sum cash payment equal to one times base salary. The payments and benefits provided in connection with a termination of the Executive’s employment are conditioned on his execution of a general release of claims.

Like the existing agreements, the amended employment agreements provide for a base salary, a discretionary annual bonus and participation in executive compensation and employee benefit plans. For Mr. MacDonald, the employment agreement also continues the protection for any excise tax that could be imposed as a result of any severance or other payments deemed made in connection with a future change in control unless the tax could be avoided by reducing the payments by less than 10%, in which case the agreement provides for such a reduction. For Mr. O’Connell, any severance or other payments that would be subject to the excise tax will be reduced to an amount that is equal to $1 less than the amount that would subject the Executive to the excise tax if the reduction would result in the Executive receiving a greater amount on a net after-tax basis than he would if the excise tax were paid on any excess parachute payments.

The amended employment agreements contain non-competition and non-solicitation provisions that apply during the term of the agreement. For Mr. MacDonald, these provisions extend for a one-year period beyond the expiration of the agreement in the case of non-solicitation of clients and employees and for a six-month period in the case of non-competition. For Mr. O’Connell, these provisions extend for a six-month period beyond the expiration of the agreement in the case of non-solicitation of clients and employees and in the case of non-competition. MF Global must pay Mr. MacDonald a lump sum payment equal to $2 million for the non-compete provisions to apply following a termination of employment in connection with the non-renewal of the agreement. For Mr. O’Connell, MF Global must pay a lump sum payment equal to 150% of the sum of base salary and annual target bonus for the non-compete provisions to apply following a termination of employment in connection with the non-renewal of the agreement. For a period of time following his employment, each Executive is also obligated to provide MF Global with information and assist in the defense or prosecution of claims made by or against MF Global.

The terms of the Executives’ employment are qualified in their entirety by reference to the amended and restated employment agreements, copies of which are attached as Exhibits 10.1 and 10.2 and are incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired: None

(b) Pro Forma Financial Information: None

(c) Shell Company Transactions: None

(d) Exhibits:

Exhibit No.	Exhibit Description

10.1*	Amended and Restated Employment Agreement between MF Global Ltd. and J. Randy MacDonald, dated September 28, 2009

10.2*	Amended and Restated Employment Agreement between MF Global Ltd. and Laurence O’Connell, dated September 28, 2009

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MF GLOBAL LTD.

Date: October 5, 2009	By:	/S/ LAURIE R. FERBER
Laurie R. Ferber General Counsel